[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.36

AMENDMENT #1 TO THE COLLABORATION AGREEMENT

BETWEEN

ONYX PHARMACEUTICALS, INC.

AND WARNER-LAMBERT COMPANY

THIS AMENDMENT #1 to the Collaboration Agreement (the “Amendment”) is made and entered into on August 6, 2001 (the “Amendment Date”), by and between ONYX PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 3031 Research Drive, Richmond, California 94806 (“Onyx”), and the Warner-Lambert Company, a Delaware corporation and a wholly-owned subsidiary of Pfizer Inc, having a place of business at 2800 Plymouth Road, Ann Arbor, MI  48105 ("Warner").  Onyx and Warner may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            Onyx and Warner-Lambert entered into a Collaboration Agreement dated October 13, 1999 (the “Collaboration Agreement”) for the further development of the novel replicating virus, ONYX-015, and the research, development and commercialization of two additional adenovirus products.

B.            Pursuant to the Collaboration Agreement, Onyx and Warner have further developed ONYX-015.  The Parties are conducting Phase II and Phase III trials of ONYX-015 for local/regional administration targeting head and neck cancer, and Phase II trials of ONYX-015 for intravenous administration aimed at eradicating metastatic tumors. Onyx and Warner have also continued conducting research on two adenovirus products.

C.            The Parties desire to amend the Collaboration Agreement so that, at least for an interim period of time, Onyx may pursue the development, regulatory approval and commercialization of IT ONYX-015 (as defined below) at its sole expense and for its sole benefit, while Warner may pursue the development and regulatory approval of IV ONYX-015 (as defined below) while also continuing to research and possibly develop Systemic ONYX-015, also at its sole expense.  The Parties shall also continue their research related to new adenovirus products, and any subsequent development and commercialization of such products, under the terms of Section 2.7 of the Amendment, as well as under the original terms of the Collaboration Agreement.

D.            If Warner obtains regulatory approval for IV ONYX-015 or Systemic ONYX-015, then the Parties shall once again bring all ONYX-015 Products, including IT ONYX-015, under the original terms of the Collaboration Agreement, with reconciling payments as provided herein to approximate such original terms.

ARTICLE 1
DEFINITIONS

Except as expressly provided herein, defined terms will have the meanings as set forth in the Collaboration Agreement.

1.1          "Development Option" means Warner's right to elect to resume Development of IV ONYX-015, all as more particularly set forth in Section 3.4(a) hereof.

1.2          "Development Option Period" means the period of time within which Warner may exercise its Development Option, as more particularly set forth in Section 3.4(a) hereof.

1.3          "Filing of NDA Notice" means a written notice from Onyx to Warner wherein Onyx notifies Warner that it intends to file an NDA or a foreign equivalent thereof for IT ONYX-015.

1.4          “GMPs” means those current Good Manufacturing Practices for manufacturing of finished pharmaceuticals set forth in 21 CFR Parts 210 and 211, as amended from time to time.

1.5          “IV ONYX-015” means intravenous administration of Local/Regional ONYX-015 for systemic therapy

1.6          "IT ONYX-015" means Local/Regional ONYX-015, including process improvements thereof, used for direct injection of head and neck cancer tumors, as well as for liver metastases of colorectal cancer through hepatic artery infusion, oral leukoplakia via mouthwash or direct injection, pancreatic cancer via direct injection or regional bathing, glioblastoma via direct injection or steriotactic delivery, Barrett's esophageal cancer via bathing the esophagus, ovarian cancer via intraperitoneal injection, and cerebral sarcoma via direct injection.

1.7          "Local/Regional ONYX-015 has the meaning as set forth in Section 1.34 of the Collaboration Agreement, and includes both IV ONYX-015 and IT ONYX-015.

1.8          “ONYX-015 Products” means both Local/Regional ONYX-015 and Systemic ONYX-015.

1.9          "Resumption Date" means the date upon which Warner provides notice that it will resume its Development of IV ONYX–015 pursuant to the exercise of the Development Option.

1.10        “Revised Collaboration Reconciliation Payment(s)” means those payments made by the Parties upon the Revised Collaboration Date pursuant to Section 6.3.

1.11        “Revised Collaboration Date” means the first day of the second calendar month following the date on which Warner receives the first Regulatory Approval sufficient to market IV ONYX-015 in the United States.

1.12        “Supply Availability Date” shall have the meaning given to it in Section 5.2(b).

ARTICLE 2
MANAGEMENT OF THE COLLABORATION

2.1          Management of Licensed Products other than Local/Regional ONYX-015.   The management of the Collaboration with respect to all Licensed Products other than Local/Regional ONYX-015 shall continue as provided in Article 2 of the Collaboration Agreement.

2.2          Local/Regional ONYX-015 Withdrawn from Supervision by Joint Committee. Upon the Amendment Date, the Development Team for Local/Regional ONYX-015 shall be disbanded.  Onyx shall have sole management responsibility for the Development of IT ONYX-015, as further set forth in Article 3 below.  Warner shall have sole management responsibility for the Development of IV ONYX-015, as further set forth in Article 3 below.  If Warner determines to commence Development of Systemic ONYX-015, a Development Team shall be created for that product and Development shall proceed in accordance with Section 2.3 of the Collaboration Agreement (including Warner’s ultimate control over issues related to such Development.)

2.3          Joint Marketing Committee for IV ONYX-015.  If, following the completion of  Phase III Clinical Trials of IV ONYX-015, Warner decides to seek Regulatory Approval of IV ONYX-015 in the United States,it shall so notify Onyx.  The two Parties shall then form a Joint Marketing Committee pursuant to Section 2.4 of the Collaboration Agreement, which shall proceed to develop a Marketing Plan and Budget for IV ONYX-015, and shall prepare to oversee the operational aspects of the product’s marketing and sales in the Shared Territory following receipt of Regulatory Approval in the United States.

2.4          Joint Marketing Committee for IT ONYX-015.  If  at any time  following the Revised Collaboration Date, the Parties decide to seek Regulatory Approval of IT ONYX-015 (or if following the Revised Collaboration Date, Onyx has completed the Filing of an NDA Notice), then the Parties shall form a Joint Marketing Committee pursuant to Section 2.4 of the Collaboration Agreement, which shall proceed to develop a Marketing Plan and Budget for IT ONYX-015, and shall prepare to oversee the operational aspects of the product’s marketing and sales in the Shared Territory following receipt of Regulatory Approval in the United States.

2.5          Committee Meetings Venues.  As of the Amendment Date, any committee meetings held pursuant to Article 2 of the Collaboration Agreement will alternate between the east coast and the west coast of the United States, at sites mutually agreed upon by the Parties.

2.6          Return of Local/Regional ONYX-015 to Collaboration. Upon the Revised Collaboration Date,  both IT ONYX-015 and IV ONYX-015 shall automatically be brought back under the terms of the Collaboration Agreement.  In such event, the Development Team for Local/Regional ONYX-015 shall be re-established for the management of continuing Development, including any approvals for additional indications, and the Joint Marketing Committee shall thereafter oversee the operational aspects of the marketing and sales of Local/Regional ONYX-015.

2.7          Support of the Research Program.  Sections 3.2, 3.3 and 7.2(a) of the Collaboration Agreement are hereby amended and superseded to provide as follows:

                                (a)           Personnel, Resources, and Term. The Research Term, unless otherwise extended by mutual agreement of the Parties, will be amended as of the Amendment Date to conclude December 31, 2002 ("Amended Research Term.").  During the Amended Research Term, Onyx will maintain, at Warner's cost, a total of [ * ] FTEs, at the annualized rate of [ * ] per FTE per year (“FTE Rate”), devoted to work under the Research Plan, who shall be persons holding at least a bachelor's degree in a scientific discipline (except for technicians working in Onyx's animal facility, who need not hold such a degree).  The parties may mutually agree to increase the number of FTEs maintained at Onyx devoted to work under the Research Plan at Warner’s cost.  The scientific priorities and direction of such staff shall be determined from time to time by the Research Management Committee.  Warner’s obligation to pay Onyx for the cost of [ * ] FTEs at the FTE Rate until December 31, 2002 shall survive any termination or expiration of the Collaboration Agreement.

ARTICLE 3

DEVELOPMENT

3.1          Development of Licensed Products other than Local/Regional ONYX-015. The Development of all Licensed Products other than Local/Regional ONYX-015 shall continue as provided in Article 4 of the Collaboration Agreement.

3.2          Development of IT ONYX-015.

(a)           Upon the Amendment Date, Onyx shall have the exclusive right worldwide to conduct Development activities directed toward obtaining Regulatory Approval of IT ONYX-015.  The cost of all such activities shall be borne exclusively by Onyx.  Such activities shall include, but shall not be limited to, pre-clinical testing and toxicology studies, human clinical trials, formulation, bulk production, fill/finish, manufacturing process development, manufacturing scale-up and validation, qualification and certification and preparation of regulatory filings.

(b)           Commencing with the Amendment Date, and until the Revised Collaboration Date, Onyx shall have rights with respect to IT ONYX-015 which it has with respect to a Terminated Product under the Collaboration Agreement (including, without limitation, the rights described in Section 4.7 of the Collaboration Agreement), except that for so long as Warner holds rights to IV ONYX-015, Onyx shall not conduct or facilitate any clinical trial of the IV ONYX-015 without the prior consent of Warner.

                3.3          Development of IV ONYX-015.

(a)           Warner Development Option and Development Rights. Upon the Amendment Date, and subject to the Warner diligence obligations set forth in Section 3.4(b) herein, Warner shall have the exclusive option worldwide, in its sole discretion, to recommence development activities ("Development Option"), and upon the exercise of such option, the exclusive right worldwide to conduct those development activities directed toward obtaining Regulatory Approval of IV ONYX-015.  The cost of all such activities shall be borne exclusively by Warner.  Such activities shall include pre-clinical testing and toxicology studies, human clinical trials, formulation, bulk production, fill/finish, manufacturing process development, manufacturing scale-up and validation, qualification and certification and preparation of regulatory filings.

(b)           Clinical Trials for IV ONYX-015. Warner agrees to forego conducting clinical trials for IV ONYX-015 (including, but not limited to, stopping the accrual of new patients for such clinical trials) until Onyx has obtained adequate clinical supply of Local/Regional ONYX-015 to support both Onyx’s clinical trials of IT ONYX-015 and Warner’s clinical trials of IV ONYX-015, as provided in Section 5.2(b).  Notwithstanding the foregoing, Warner shall be entitled to complete the treatment protocol for patients already enrolled in clinical trials for IV ONYX-015.  If necessary, Warner will file its own IND pursuant to which Warner will endeavor to complete such treatments for such patients.

(c)           Systemic ONYX-015.  Until the Revised Collaboration Date, if Warner develops Systemic ONYX-015, then all costs attributed to the Development of Systemic ONYX-015 shall be borne exclusively by Warner.

(d)           Intravenous Administration for Systemic Therapy. As used in this Amendment, the term "intravenous administration for systemic therapy" means the intravenous administration of virus for the treatment of dispersed metastatic cancer, cancer at unknown locations, or where there is no action taken to target a specific regional delivery.  By contrast, the regional administration of Local/Regional ONYX-015, for example, by means of the hepatic artery for treatment of liver metastases, shall not be included within systemic therapy.  In the event of any uncertainty about this distinction, the Parties shall seek to reach agreement though the Steering Committee or their designated officers under Section 14.1 of the Collaboration Agreement.

(e)           Other Methods of Delivery of Local/Regional ONYX-015.  If either Party desires to use a method of delivery for Local/Regional ONYX-015 other than the methods of delivery currently implemented or contemplated for IT ONYX-015 or IV ONYX-015 as set forth herein, then such Party shall notify the other of such intent, and the Parties shall negotiate in good faith and thereafter agree in writing regarding the rights and responsibilities of the Parties in connection with such novel delivery methods.

3.4          IV ONYX-015 Development Option Period, Notices, and Exercise Methods.

                                (a)           Development Option Period.  As of the Amendment Date, Warner shall be relieved of all diligence obligations for Local/Regional ONYX-015.  Onyx shall inform Warner in writing upon achievement of the Supply Availability Date.  Such Supply Availability Date notice shall also include a packet of up-to-date information about ONYX-015, including but not limited to information regarding the progress of the IT ONYX-015 development program being conducted by Onyx, as well as any safety, efficacy or other information as would be reasonably deemed to be material to Warner's development decision ("Supply Availability Date Notice").  Warner shall thereupon have [ * ] after the date of receipt of the Supply Availability Date Notice (including the information packet) within which to decide, in its sole discretion, whether or not it will exercise its Development Option to recommence the Development of IV ONYX-015 ("Development Option Period").

                                (b)           Exercise of Option; Warner Diligence.  If Warner intends to recommence Development, it shall provide Onyx with a written notice within the Option Period.  The date of such notice shall be known as the Resumption Date.  Subject to subparagraph 3.4(c), Warner shall have a period of [ * ] after the Resumption Date within which to commence, and subsequently pursue, the Development of IV ONYX–015 ("Resumption Period").  Warner shall be deemed to be diligent within such Resumption Period if, prior to the end of the Resumption Period, the Development program has progressed to such a point that the first patient in a human clinical trial has been enrolled.  Thereafter, Warner shall be deemed to be diligent if, for such Development of IV ONYX-015, it spends at the rate of at least [ * ] during each consecutive twelve (12)-month period beginning with the twelve (12)-month period that commences the day after the conclusion of the Resumption Period.

                                (c)           Extensions to Development Option Period.

(i)            Prior to Exercise of IV ONYX-015 Development Option.  If, at any time prior to the exercise of Warner's Development Option, any clinical trial of IT ONYX–015 is suspended or delayed, or any aspect of the Development of IV ONYX-015 cannot be recommenced, because of:  (i) any novel concerns related to the safety or efficacy of Local/Regional ONYX-015 (i.e., safety or efficacy concerns that were not initially communicated to Warner by Onyx in the Supply Availability Date Notice information packet), (ii) the FDA or any other governmental authority or obligation of law requires suspension or delay, or (iii) the lack of availability of Local/Regional ONYX-015, then such Option Period will be extended for [ * ] longer than the length of time of the suspension, delay, or period of lack of availability, or, in the event of novel safety or efficacy concerns, for up to an additional [ * ] in order for Warner to assess such novel safety and efficacy information.

(ii)           After Exercise of Development Option.

(1)           If Warner has already exercised its Development Option, and any clinical trial or other aspect of the Development of IV ONYX-015 is thereafter suspended or delayed because of (i) the FDA or any other governmental authority or obligation of law requires suspension or delay, or (ii) the lack of availability of Local/Regional ONYX-015, then Warner may halt such Development, and Warner shall be deemed to have another option ("Second Development Option"), for [ * ] longer than the length of time of the suspension, delay, or period of lack of availability in which to consider whether or not to recommence Development ("Second Development Option Period"), and the Resumption Period shall be deemed suspended for the length of such Second Development Option Period.  If Warner does intend to proceed, it shall provide Onyx with a written notice to such effect within the Second Development Option Period, and the Resumption Period and Warner’s diligence obligations under subparagraph 3.4(b) shall resume upon the date of such notice.  The parties shall negotiate in good faith to determine whether any additional extension to the Resumption Period is required as it pertains to this subparagraph 3.4(c)(ii)(1).

(2)           If Warner has already exercised its Development Option and any clinical trial or other aspect of Development of IV ONYX-015 is thereafter suspended or delayed due to concerns related to the safety or efficacy of Local/Regional ONYX-015, then Warner may halt Development and shall have up to [ * ] in which to consider whether or not to recommence Development.  The Resumption Period shall be suspended during such [ * ] period.  If Warner does intend to proceed with Development, it shall provide Onyx with a written notice to such effect, and a plan to resume Development of IV ONYX-015 within the [ * ] period, and the Resumption Period and Warner’s diligence obligations under subparagraph 3.4(b) shall resume upon the date of such notice.

                3.5          Onyx Remedy in the Event of Warner decision not to Develop IV ONYX-015.  If at any time Warner notifies Onyx that it does not intend to proceed with the Development of IV ONYX-015, or if, after Warner has commenced Development pursuant to Section 3.4, Onyx can show that, subject to subparagraph 3.4(c)(ii), Warner has failed to be diligent with such Development even after [ * ] after Warner's receipt of written notice from ONYX to such effect, then IV ONYX-015 shall be deemed a Terminated Product under the Collaboration Agreement and thereafter all Local/Regional ONYX-015 Products shall be Terminated Products under the Collaboration Agreement with Onyx maintaining all rights thereto.  In such event however, Warner shall still retain rights to Systemic ONYX-015, the Pro-Drug Product and Gene Product set forth in the Collaboration Agreement.

3.6          INDs and Drug Approval Applications.

                (a)           Transfer of IT ONYX-015 INDs and Relevant Data.  Within sixty (60) days following the Amendment Date, Warner shall assign and transfer the IT ONYX-015 INDs to Onyx, and shall provide copies of all correspondence and notes of conversations with the FDA and any other regulatory agency relating to IT ONYX-015.  Warner shall use commercially reasonable efforts to assist Onyx in the transfer of all regulatory responsibilities with respect to IT ONYX-015

                (b)           IV ONYX-015 IND.            In the event Warner wishes to file an IND for IV ONYX-015, it shall have the right to cross-reference the INDs held by Onyx for the purpose of developing IT ONYX-015.  Onyx shall use commercially reasonable efforts to assist Warner the requisite information with respect to IT ONYX-015.

                (c)           Drug Approval Applications.  Until the Revised Collaboration Date, Onyx shall be responsible for the preparation and filing of, and shall own, all Drug Approval Applications and other regulatory submissions related to IT ONYX-015 filed in any regulatory jurisdiction.  Warner shall be responsible for the preparation and filing of, and shall own, all Drug Approval Applications and other regulatory submissions relating to IV ONYX-015 filed in any regulatory jurisdiction.  As long as Warner is developing IV ONYX-015, Onyx will provide Warner with copies of its Drug Approval Applications for IT ONYX-015.  Warner will promptly review such submission and in any event will have fifteen (15) days to comment on such Drug Approval Application. Onyx will deliver to Warner copies of amendments to such initial application, and of subsequent Drug Approval Applications concurrent with their filing with such regulatory authority.  Warner will provide Onyx with a copy of the initial Drug Approval Application to be filed for IV ONYX-015 prior to its submission to the appropriate regulatory authority. Onyx will promptly review such submission and in any event will have fifteen (15) days to comment on such Drug Approval Application. Warner will deliver to Onyx copies of amendments to such initial application, and of subsequent Drug Approval Applications concurrent with their filing with such regulatory authority.

3.7          Effect of Regulatory Approval of IV ONYX-015 or Systemic ONYX-015. In the event Warner receives Regulatory Approval of IV ONYX-015 or Systemic ONYX –015in the United States: a) the marketing of all ONYX-015 Products shall be governed by the original terms of the Collaboration Agreement as of the Revised Collaboration Date; and b) all INDs and Drug Approval Applications held by Onyx for IT ONYX-015 shall be transferred to Warner on such Revised Collaboration Date. In the event Warner receives Regulatory Approval of IV ONYX-015 or Systemic ONYX-015in another country outside of the United States prior to receiving Regulatory Approval of the product in the United States: a) the marketing of all ONYX-015 Products in such country shall be governed by Section 4.3 of this Amendment; and b) INDs and Drug Approval Applications held by Onyx for IT ONYX-015 for such country shall be transferred to Warner within forty-five (45) days of Onyx’s receipt of notice of such Regulatory Approval.

ARTICLE 4

COMMERCIALIZATION

4.1          Commercialization of Licensed Products other than ONYX-015 Products. All Licensed Products other than ONYX-015 Products shall remain subject to the Commercialization terms of the original Collaboration Agreement.

4.2          Commercialization of IT ONYX-015 Prior to Regulatory Approval of IV ONYX-015 in any Country.  From the Amendment Date until the Revised Collaboration Date, except as set forth in Section 4.3, Onyx shall have the sole right to sell and promote IT ONYX-015. In such period of time, Onyx shall bear all Pre-Marketing Expenses and other costs associated with the commercialization of IT ONYX-015, and Onyx shall retain all revenues derived therefrom for its own account. Onyx shall seek input from Warner in Pre-Market planning and launch strategies for such IT ONYX-015, provided, however, that all final decisions for such Pre-Marketing planning and launch strategies shall be Onyx’s.  Onyx may market IT ONYX-015 with its own sales force, or may engage a Third Party in such effort, provided, however, that, Onyx shall not enter into any marketing or promotion agreement with a Third Party that would conflict with Warner’s rights under Section 4.3 or would, following the Revised Collaboration Date, conflict with Warner’s marketing rights or Onyx’s obligations in co-promotion of Licensed Products with Warner according to the terms of the Collaboration Agreement.

4.3          Commercialization of ONYX-015 Products if Warner Obtains Regulatory Approval in any Country Prior to Obtaining Approval in the United States.  If Warner obtains Regulatory Approval of IV ONYX-015 or Systemic ONYX-015 in any country other than the United States prior to obtaining Regulatory Approval for IV ONYX-015 or Systemic ONYX-015 in the United States, then: (i) in all countries where Warner receives such approval, Warner shall have the exclusive right to Commercialize all ONYX-015 Products, and shall pay Onyx royalties as provided in Section 7.5 of the Collaboration Agreement; and (ii) until the Revised Collaboration Date, Onyx shall have the exclusive right to Commercialize IT ONYX-015 products in all countries of the world where Onyx has received Regulatory Approval and where Warner has not yet received Regulatory Approval for IV ONYX-015.  If Onyx was selling IT ONYX-015 in any country other than the United States where Warner commences marketing ONYX-015 Products, the Parties shall cooperate to effect such transfer of commercialization activity in an economic manner, but Warner shall not be obligated to assume any employees, agreements or other commitments made by Onyx.  If Warner receives its first Regulatory Approval for IV ONYX-015 in a country other than the United States, then Warner shall pay to Onyx, within thirty (30) days following the receipt of such Regulatory Approval, any milestone payments associated with such approval(s) set forth in Section 7.4(a)(i) and (ii) of the Collaboration Agreement, together with milestone payments (if any) that would then be due under Section 7.4(d) of the Collaboration Agreement.  If the first Regulatory Approval for IV ONYX-015 is for Systemic ONYX-015, Warner shall also pay the milestone payments set forth in Section 7.4(a)(ii)(1) and (2) of the Collaboration Agreement.  Following such initial Regulatory Approval for IV ONYX-015, milestone payments shall be made in accordance with the original terms of Section 7.4 of the Collaboration Agreement.

4.4          Commercialization of ONYX-015 Products if Warner Obtains Regulatory Approval of IV ONYX-015 in the United States.  Regulatory Approval of IV ONYX-015 or Systemic ONYX-015 in the United States shall trigger the Revised Collaboration Date.  Following such date, Commercialization of all ONYX-015 Products shall occur in accordance with the original terms of the Commercialization Agreement, subject, however, to the reconciling payments set forth in Article 6 of this Amendment.  Prior to the Revised Collaboration Date, Warner shall bear all costs it incurs in preparation for Commercialization of ONYX-015 Products, including without limitation Pre-Marketing Expenses for IV ONYX-015, for its own account, but subject to Article 6 of this Amendment.  If Warner determines to seek Regulatory Approval for IV ONYX-015 or Systemic ONYX-015 in the United States, the Parties shall consult as to Pre-Marketing activities related to such product, and although each Party shall bear its own marketing expenses prior to the Revised Collaboration Date, the Parties shall coordinate their marketing efforts through the Joint Marketing Committee.

ARTICLE 5
MANUFACTURING AND SUPPLY

5.1          Manufacture of Supplies for all Licensed Products other than Local/Regional ONYX-015.  The manufacture of all Licensed Products other than Local/Regional ONYX-015 shall remain subject to the manufacture and supply terms of the Collaboration Agreement set forth in Article 8 therein.

5.2          Clinical Supply of Local/Regional ONYX-015.

              (a)           Rights to Manufacture. From the Amendment Date, Onyx shall control all issues relating to, and shall have the right and responsibility to manufacture or have manufactured by Third Parties, clinical supplies of Local/Regional ONYX-015 for use by Onyx.  Warner shall have the right to manufacture clinical supplies of Local/Regional ONYX-015 for Warner’s use if it so desires.  If Warner decides to so establish its own clinical supply of Local/Regional ONYX-015, Warner may request, and Onyx shall use commercially reasonable efforts to provide, technical assistance in transferring the manufacturing process of Local/Regional ONYX-015 to a Warner facility (or to a facility of a Warner Affiliate).  In no event shall Onyx be obligated to provide on-site technical assistance in excess of [ * ] engineers for [ * ] at a Warner facility (or to a facility of a Warner Affiliate).  Warner shall bear all costs of Onyx’s technical assistance.

              (b)           Available Supply.  As of the Amendment Date and until the Supply Availability Date, all clinical material of Local/Regional ONYX-015 shall be dedicated to Onyx’s use, except for the completion of the treatment protocol of those patients accrued by Warner in clinical trials prior to the Amendment Date.  In this regard, the Parties recognize that Onyx entered into a supply agreement with Xoma (US) LLC (“Xoma”) on January 29, 2001 for the purpose of securing an increased supply of clinical material of Local/Regional ONYX-015. Onyx shall notify Warner when either: Xoma has successfully manufactured three (3) batches of Local/Regional ONYX-015 at commercial scale and has locked-down the manufacturing process for the product; or when Xoma’s development scale runs indicate supply availability; or when other Third Party manufacturers have provided similar assurances of supply (“Supply Availability Date”). At such time, Warner may request an audit of any Third Party manufacturing facility supplying such Local/Regional ONYX-015 clinical supply pursuant to Section 5.6.

              (c)           Forecasts; Ordering Clinical Supply.  Within [ * ] after the Supply Availability Date, in the event Warner wishes to obtain clinical supply of Local/Regional ONYX-015 from Onyx, Warner shall provide Onyx with its first rolling non-binding [ * ] forecast, on a per quarter basis, of its clinical supply needs of Local/Regional ONYX-015.   No later than [ * ] prior to each requested date of delivery, Warner shall provide Onyx with binding purchase orders of its clinical supply needs, provided, however, that Warner’s first purchase order for clinical supply may be submitted no later than [ * ] in advance of its requested date of delivery. All clinical material of Local/Regional ONYX-015 supplied to Warner by Onyx shall be governed by this Amendment. Any purchase order terms (other than those of quantity, date of delivery, and a mutually-agreed price) that differ from those of this Amendment shall have no effect.

5.3          Cost of Clinical Supply.  All clinical material of Local/Regional ONYX-015  supplied to Warner by Onyx shall be at a mutually agreed price, which shall be reasonable in view of the Cost of Manufacture and the costs incurred by Onyx in the establishment of its manufacturing capability for Local/Regional ONYX-015, including, without limitation, process development costs and its payments to contract manufacturers such as space fees, capacity reservation fees and milestones.  Warner shall pay Onyx amounts due and invoiced within twenty (20) days following receipt of the related invoice (which shall not be prior to the receipt of the shipment covered by such invoice).

5.4          Shipment; Acceptance.

                (a)           Shipment Procedures. Onyx shall ship Warner’s orders of clinical supply of Local/Regional ONYX-015 to a destination specified by Warner.  Title and risk of loss to all materials shipped shall pass to Warner FCA the manufacturing facility.  All customs, duties, costs, insurance premiums and other expenses of such transportation and delivery, shall be at Warner’s expense.  Onyx shall provide a certificate of analysis to Warner with every shipment.

                (b)           Rejection of Shipment.  Warner may reject any shipment of Local/Regional ONYX-015 that: (a) does not conform to specifications; or (b) is adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act.  Any notice of rejection must be submitted to Onyx within thirty (30) days of receipt of such shipment, with a report of analysis providing Warner’s basis for rejection.   If no such notice of rejection is submitted, Warner shall be deemed to have accepted such delivery of product. In the event Warner rejects shipment of the product, Onyx shall notify Warner whether or not it accepts Warner’s basis for rejection.  If Onyx disagrees with Warner’s determination that product does not meet specifications, the product shall be submitted to a mutually acceptable third party laboratory.  The fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such findings are made.  Whether or not Onyx accepts Warner’s basis for rejection of product, upon notice of rejection, Onyx shall use commercially reasonable efforts to replace such rejected product.  In the event that the rejected lot is determined not to meet specifications, any moneys paid for the rejected lot shall be credited against the cost of a replacement lot or returned to Warner in the event Onyx is unable to manufacture a replacement lot.

                (c)           Shortages of Supply.  After the Supply Availability Date, Onyx shall continue to use commercially reasonable efforts to satisfy both Onyx’s and Warner’s clinical supply requirements for Local/Regional ONYX-015.  In the event a shortage of clinical supply of Local/Regional ONYX-015 occurs after the Supply Availability Date, the Parties shall confer about the allocation of available clinical supply.  In the event the Parties cannot agree, priority shall be given first to those clinical trials which have already commenced.   Any clinical supply of Local/Regional ONYX-015 remaining available after the needs of ongoing clinical trials have been met shall be allocated equally (50%/50%) between Onyx and Warner.

5.5          GMPs; Specifications.  All supplies of Local/Regional ONYX-015 shipped by Onyx to Warner hereunder shall be manufactured in full compliance with then current GMPs in the United States.  In the event Warner requires clinical or commercial supplies of Local/Regional ONYX-015 to be manufactured to specifications which differ from those required by Onyx for Local/Regional ONYX-015 for its own use, it shall so notify Onyx.  Onyx shall use commercially reasonable efforts to manufacture or procure Local/Regional ONYX-015 that meet Warner’s specifications, but any additional investments of expenses required to achieve such Warner specifications shall be borne by Warner.  If any such incremental expenditure would be required to satisfy Warner specifications, Onyx shall notify Warner and obtain Warner’s prior approval for such expenditure.

5.6          Warner Audits of [ * ] Manufacturing Facilities.  Onyx shall [ * ] for Warner to audit any [ * ] manufacturing facilities utilized in the manufacture of Local/Regional ONYX-015 to confirm [ * ] manufacturer’s ability to manufacture Local/Regional ONYX-015 to Warner’s specifications, and for general quality assurance purposes.

5.7          Supply of Local/Regional ONYX-015.

                (a)           Prior to the Revised Collaboration Date. Commencing with the Amendment Date and until the Revised Collaboration Date, Onyx shall have the right and responsibility to supply its own requirements of clinical and /or commercial IT ONYX-015, at its own expense, and Warner shall be relieved of such responsibility.  Onyx may contract with Third Parties as it desires to provide for such supply, provided, however,that such agreements shall be made assignable to Warner following the Revised Collaboration Date.  In the event Warner decides to enter Phase III clinical trials for IV ONYX-015, the Parties shall confer as to plans for commercial supply of Local/Regional ONYX-015 in the event Warner obtains Regulatory Approval for IV ONYX-015.  If Warner desires for Onyx to supply it with commercial supplies of Local/Regional ONYX-015 in any countries outside of the Shared Territory following the date on which Warner obtains the right to Commercialize Local/Regional ONYX-015 in such countries and prior to the Revised Collaboration Date, then Warner and Onyx shall negotiate a Supply Agreement for such supply on commercially reasonable arm’s-length terms.  Warner may also establish its own capacity for the manufacture of such commercial supplies.

(b)           Subsequent to the Revised Collaboration Date.  Following the Revised Collaboration Date, Warner shall be reestablished as the Party with the sole right and responsibility to supply commercial quantities of Local/Regional ONYX-015 on a worldwide basis.  Onyx and Warner shall negotiate, in good faith, the basis for Warner's assumption of any Third Party manufacturing arrangements that have been put in place by Onyx prior to that date, and Warner shall thereafter supply commercial quantities of Local/Regional ONYX-015 to the Collaboration on the terms set forth in the original Collaboration Agreement.  In the event of such assignment and assumption, Warner and Onyx shall negotiate a basis for either the crediting or the reimbursement of Onyx for the cost of certain appropriate capital expenditures made or contract manufacturing fees paid by Onyx in respect of the transferred arrangements ([ * ] of payment).  Warner may decline to assume any such Third Party agreement in Warner’s sole discretion, in which case Onyx shall continue to purchase Local/Regional ONYX-015 from such Third Party supplier(s) to the extent of its contractual obligations, and shall resell such material to Warner at Onyx’s fully-allocated cost.  If Onyx has established manufacturing capacity for Local/Regional ONYX-015 in its own facilities, then the Parties shall negotiate reasonable, arm’s-length terms for Onyx to supply material to Warner for use in the Collaboration, or if Warner prefers not to acquire material from such facility, then the Parties shall negotiate to determine whether or not certain[ * ] by Warner.

ARTICLE 6
RECONCILING PAYMENTS

6.1          Development Costs to Date.  Thirty (30) days after the Amendment Date, Onyx will invoice Warner for those Development Costs incurred by Onyx between December 31, 2000 and the Amendment Date, and subject to the terms of Section 7.3(a) of the Collaboration Agreement, Warner will pay Onyx such amount within forty-five (45) days of receipt of the invoice.  Thirty (30) days after the Amendment Date, Warner shall also notify Onyx of the Development Costs incurred by Warner up to the Amendment Date. The total Development Costs incurred by Warner (including such Development Costs of Onyx that were reimbursed by Warner) prior to the Amendment Date will be referred to as the “1999-2001 Development Costs”.

6.2          Interim Costs Accounting.

                (a)           Development Costs and Pre-Marketing Expenses of Local/Regional ONYX-015.  Between the Amendment Date and the Revised Collaboration Date, Onyx shall maintain clear, accurate and detailed records of Development Costs attributed to the Development (“Interim IT ONYX-015 Development Costs”) and Pre-Marketing Expenses attributed to the Pre-Marketing (“Interim IT ONYX-015 Pre-Marketing Expenses”) of IT ONYX-015.  Onyx shall have sole responsibility for the payment of such Development Costs and Pre-Marketing Expenses until and unless Warner obtains Regulatory Approval in the United States for IV ONYX-015, at which time the Parties shall reconcile amounts due pursuant to Section 6.3.

                (b)           Development Costs and Pre-Marketing Expenses of IV ONYX-015. Between the Amendment Date and the Revised Collaboration Date, Warner shall maintain clear, accurate and detailed records of Development Costs attributed to the Development of IV ONYX-015 (“Interim IV ONYX-015 and/or Systemic ONYX–015 Development Costs”) and Pre-Marketing Expenses attributed to the Pre-Marketing of IV ONYX-015 (“Interim IV ONYX-015 or Systemic ONYX–015 Pre-Marketing Expenses”). Warner shall have sole responsibility for the payment of such Development Costs and Pre-Marketing Expenses until and unless it obtains Regulatory Approval in the United States for IV ONYX-015 or Systemic ONYX-015, at which time the Parties shall reconcile amounts due pursuant to Section 6.3.

                (c)           Other Licensed Products.   Any costs attributed to the Development of Licensed Products other than ONYX-015 Products (“Other Licensed Products Interim Costs”) shall be paid by Warner until the sum of the Other Licensed Products Interim Costs plus the 1999-2001 Development Costs equals forty million dollars ($40,000,000). Thereafter, further Other Licensed Products Interim Costs shall be borne by the Parties in accordance with Section 7.3(a)(ii) and Section 7.3(b) of the Collaboration Agreement, subject to Section 4.10 of the Collaboration Agreement.

6.3          Revised Collaboration Reconciliation Payments. Upon the Revised Collaboration Date, each Party shall provide the other with an accounting of its actually incurred interim Development Costs and Pre-Marketing Expenses.

                (a)           Within forty-five (45) days following the Revised Collaboration Date, the Parties shall make a reconciling payment to bring the Development Costs incurred by each Party through the Revised Collaboration Date into alignment with the allocation of Development Costs provided for in Section 7.3 of the original Collaboration Agreement.  In particular:

(i)            “Total Development Costs” at that point shall equal the sum of the 1999-2001 Development Costs, Interim IT ONXY-015 Development Costs, Interim IV ONYX-015 and/or Systemic ONYX-015 Development Costs, and Other Licensed Product Interim Costs.

(ii)           If the sum borne by Warner through the Revised Collaboration Date (i.e., the 1999-2001 Development Costs plus the Interim IV ONYX-015 and/or Systemic ONYX-015 Development Costs and the share of Other Licensed Product Interim Costs paid by Warner pursuant to Section 6.2(c) of the Amendment) exceeds the sum of (x) $40,000,000 plus (y) 75% of the amount of Total Development Costs in excess of $40,000,000, then Onyx shall pay Warner the amount of such excess.

(iii)         If the sum borne by Warner through the Revised Collaboration Date is less than the sum of (x) $40,000,000 plus (y) 75% of the amount of Total Development Costs in excess of $40,000,000, then Warner shall pay Onyx the amount of such shortfall.

The reconciling payment determined under this Section 6.3(a) shall not include any provision for interest.

                (b)           Pre-Marketing Expenses Payment.  The Parties shall [ * ] in the aggregate Interim IT ONYX-015 Pre-Marketing Expenses and Interim IV and/or Systemic ONYX-015 Pre-Marketing Expenses. If the Interim IT ONYX-015 Pre-Marketing Expenses exceeded the Interim IV and/or Systemic ONYX-015 Pre-Marketing Expenses, then Warner shall pay Onyx [ * ] within thirty (30) days after the Revised Collaboration Date.  If the Interim IV and/or Systemic ONYX-015 Pre-Marketing Expenses exceeded the Interim IT ONYX-015 Pre-Marketing Expenses, then [ * ] of such excess amount shall be treated as a “Warner Pre-Marketing Advance” and shall be recovered by Warner pursuant to Section 7.6(d) of the Collaboration Agreement.

(c)           Milestone Payments.

                                (i)            IT ONYX-015. Within thirty (30) days of the Revised Collaboration Date, each of the Local/Regional ONYX-015 Milestones set forth in Section 7.4(a)(i) of the Collaboration Agreement achieved by Onyx in connection with IT ONYX-015 prior to the Revised Collaboration Date and not previously paid shall be paid to Onyx by Warner on the Revised Collaboration Date without interest.  After the Revised Collaboration Date, then any Local/Regional ONYX-015 Milestones achieved by Onyx in connection with IT ONYX-015 after the Revised Collaboration Date shall be paid to Onyx by Warner in accordance with the terms of Section 7.4 of the Collaboration Agreement.

                                (ii)           IV ONYX-015.  Each of the Local/Regional ONYX-015 Milestones set forth in Section 7.4(a)(i) of the Collaboration Agreement achieved by Warner in connection with IV ONYX-015 prior to the Revised Collaboration Date and not previously paid shall be paid to Onyx by Warner on the Revised Collaboration Date without interest.  Additionally, any Local/Regional ONYX-015 Milestones achieved by Warner in connection with IV ONYX-015 after the Revised Collaboration Date shall be paid to Onyx by Warner in accordance with the terms of Section 7.4 of the Collaboration Agreement.

                                (iii)         Systemic ONYX-015. Each of the Systemic ONYX-015 Milestones set forth in Section 7.4(a)(ii) of the Collaboration Agreement achieved prior to the Revised Collaboration Date shall be paid to Onyx by Warner on the Revised Collaboration Date without interest, unless already paid by Warner under this Amendment.  Any Systemic ONYX-015 Milestones achieved by Warner after the Revised Collaboration Date shall be paid to Onyx by Warner in accordance with the terms of Section 7.4 of the Collaboration Agreement.

                (d)           Milestones for Research Program, Patent Matters, Pro-Drug Products and Gene Products.  The Milestones for the Research Program, Patent Matters, Pro-Drug Products and Gene Products shall remain subject to the terms of the Collaboration Agreement as set forth in Section 7.4 therein.

ARTICLE 7
LICENSES AND INTELLECTUAL PROPERTY

7.1          Adjustment of Licenses.  The licenses set forth in Article 6 of the Collaboration Agreement shall continue in effect except as set forth in this Section 7.1.

                (a)           As of the Amendment Date and until the Revised Collaboration Date, the rights of Warner under Section 6.1 of the Collaboration Agreement are hereby modified to exclude any license rights with respect to IT ONYX-015 in any country where Warner has not received Regulatory Approval for the sale of IV ONYX-015, except that Warner shall be permitted to carry out Development activities related to IV ONYX-015 as set forth in this Agreement, including the manufacture of Local/Regional ONYX-015 for that purpose.

                (b)           As of the Amendment Date and until the Revised Collaboration Date, Onyx shall have the license rights set forth in Section 6.7 of the Collaboration Agreement with respect to IT ONYX-015.  If Warner loses its rights to Develop and Commercialize all ONYX-015 Products, the license rights of Onyx under Section 6.7 shall then be for all uses of ONYX-015 Products.

7.2          Defense of Third Party Intellectual Property Claims. In the event of any Third Party allegations of infringement relating to Local/Regional ONYX-015 prior to the Resumption Date, anywhere in the world, Onyx (rather than Warner) shall be the Defending Party under Section 10.6(a) of the Collaboration Agreement.  The original allocation of responsibility under Section 10.6(a) shall be restored as of the Resumption Date.

7.3          Trademarks.  Onyx shall have sole control over all matters relating to the use of, and shall own, all trademarks used in the sale of IT ONYX-015 prior to the Revised Collaboration Date.  Onyx shall consult with Warner prior to the selection of any such trademarks.  All such trademarks shall be registered by Onyx in its name as owner in all countries.  Promptly following the Revised Collaboration Date, Onyx shall transfer such trademarks (excluding any Onyx corporate trademarks or trade names) to Warner, if so requested by Warner, at the expense of Warner.  Onyx shall be responsible for the prosecution, defense, and maintenance of trademarks selected by it for IT ONYX-015 prior to the Revised Collaboration Date.  Any costs associated with the defense of trademark infringement claims related to the sale by Onyx of IT ONYX-015 prior to the Revised Collaboration Date, or liabilities or costs of settlement arising therefrom, shall be borne by Onyx.

ARTICLE 8

PUBLICATION; PUBLICITY

8.1          Publications.        Notwithstanding the Collaboration Agreement, as of the Amendment Date, Onyx shall have the right to publish clinical trial results and other data related to IT ONYX-015 without the prior consent of Warner, provided that, in connection with publications authored by Onyx employees, agents or consultants, or resulting from studies funded by Onyx, Onyx gives at least thirty (30) days prior notice to Warner (ten (10) days in the event of a poster presentation) of the proposed publication to allow for Warner to comment thereon, and in connection with publications resulting from studies neither sponsored nor managed by Onyx, Onyx uses its best efforts to transmit such publications to Warner as soon as is reasonably possible.

8.2          Publicity.               Onyx may issue a press release regarding this Amendment (“First Press Release”) provided however, that the content thereof must be mutually agreed upon in writing by the parties in advance of the anticipated release date. Any subsequent press releases regarding this Amendment or the Collaboration Agreement disclosing information about the Amendment or Collaboration Agreement beyond that disclosed in the First Press Release [ * ] in advance of any anticipated publication date and must be [ * ] prior to issuing such release.  Information disclosed in press releases [ * ] may thereafter be freely disclosed by Onyx.  Onyx may publicize its activities related to IT ONYX-015 without the prior written consent of Warner, so long as Onyx [ * ] of the anticipated release date.  If Warner loses its rights to Develop and Commercialize all Local/Regional ONYX-015 Products pursuant to Section 3.5, then Onyx shall have unlimited rights with respect to publication and publicity as they apply to all Local/Regional ONYX-015 Products. Upon the Revised Collaboration Date, the original terms of Sections 9.2 and 9.3 of the Collaboration Agreement shall apply to publicity and publication.

ARTICLE 9

INDEMNIFICATION

9.1          Continuing Indemnification. The terms of indemnification set forth in Article 13 of the Collaboration Agreement shall apply to the activities of Parties with respect to all Licensed Products other than ONYX-015 Products.   Prior to the Amendment Date, and after the Revised Collaboration Date, the terms of indemnification as stated in Article 13 of the Collaboration shall also apply to the activities of the Parties with respect to ONYX-015 Products.

9.2          Warner Indemnification for IV ONYX-015. Warner hereby agrees to save, defend and hold Onyx and its agents and employees harmless from and against any and all suits, claims, actions, or demands by a Third Party for damages, liabilities, expenses and/or loss, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), resulting directly from the Development, manufacture, use, handling, storage, sale or other disposition of IV ONYX-015 or Systemic ONYX-015 by Warner, its agents or sublicensees, occurring after the Amendment Date and prior to the Revised Collaboration Date, but only to the extent such Losses do not result from the negligence or willful misconduct of Onyx or are covered by the Onyx indemnity in Section 9.4.

9.3          Onyx Indemnification.  Onyx hereby agrees to save, defend and hold Warner and its agents and employees harmless from and against any and all Losses resulting directly or indirectly from the Development, manufacture, use, handling, storage, sale or other disposition of Local/Regional ONYX-015 by Onyx, its agents or sublicensees, occurring after the Amendment Date and prior to the Revised Collaboration Date,  but only to the extent such Losses do not result from the negligence or willful misconduct of Warner.

9.4          Onyx Indemnification for Manufacture. Onyx hereby agrees to save, defend and hold Warner and its agents and employees harmless from and against any and all Losses resulting directly from the failure of Local/Regional ONYX-015 supplied by Onyx, its agents or contractors to Warner pursuant to Article 5 to meet the specifications for such product agreed between the Parties at the time of such supply.

9.5          Notice of Claim.  In the event that a Party is seeking indemnification under this Article 9, it shall inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested in the defense and settlement of the claim.  The indemnified Party shall not voluntarily make any payment or incur any expense in connection with any claim or suit without the consent of the Indemnifying Party.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1        Warner Representation and Warranty.   In addition to those representations and warranties made by Warner in Article 13 of the Collaboration Agreement, Warner hereby represents and warrants to Onyx that:

                (a)           This Amendment is a legal and valid obligation upon Warner and enforceable in accordance with its terms, and has been approved by all necessary corporate action.

                (b)           Warner is not aware of any claims pending or threatened by Third Parties or any facts that could reasonably give rise to any Third Party claims for damages, liabilities, injuries, expenses and/or loss resulting from activities performed under the clinical trial agreements or IRB agreements assigned to Onyx pursuant to Section 3.6.

10.2        Onyx Representation and Warranty. In addition to those representations and warranties made by Onyx in Article 13 of the Collaboration Agreement, Onyx hereby represents and warrants to Warner that this Amendment is a legal and valid obligation upon Onyx and enforceable in accordance with its terms, and has been approved by all necessary corporate action.

ARTICLE 11

DISPUTE RESOLUTION

The terms of Section 14.1 and Section 2.6 of the Collaboration Agreement shall continue to govern the Parties with regard to dispute resolution.  However, commencing with the Amendment Date and continuing to the Revised Collaboration Date, Onyx shall have exclusive decision-making and dispute resolution authority with regard to the Development and Commercialization of IT ONYX-015 during such period.  If Warner loses its rights to Develop and Commercialize all Local/Regional ONYX-015 Products pursuant to Section 3.5, then Onyx shall thereafter have exclusive decision-making and dispute resolution authority with regard to the Development and Commercialization of all Local/Regional ONYX-015 Products.

ARTICLE 12

MISCELLANEOUS

12.1        Amendment; Continued Force and Effect.  This is an amendment of the Collaboration Agreement as provided for in Section 14.15 of the Collaboration Agreement.  The Collaboration Agreement, as hereby amended, shall continue in full force and effect.

12.2        Notices.  The address for notices to Warner set forth in Section 14.6 of the Collaboration Agreement is hereby revised as follows:

If to Warner, addressed to:	George M. Milne, Jr., Ph.D. President, Strategic & Operations Management, Pfizer Inc. 50 Pequot Avenue New London, CT 06320

Facsimile:860-732-7029

With a copy to:	Joshua A. Kalkstein Assistant General Counsel, PGRD Pfizer Inc. 50 Pequot Avenue New London, CT 06320

Facsimile: 860-732-7384

12.3        Assignment

Section 14.2(b) of the Collaboration Agreement is hereby amended so that that in the event Warner no longer has any right to develop or commercialize a Licensed Product, Onyx may freely assign its rights and obligations under the Collaboration Agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their proper officers as of the Amendment Date.

ONYX PHARMACEUTICALS, INC.		WARNER-LAMBERT COMPANY

By:	/s/ Hollings C. Renton	By:	/s/ Peter B. Corr

Name:	Hollings C. Renton	Name:	Peter B. Corr, Ph.D.
Sr. Vice President, Pfizer Inc.

Title:	Chairman and Chief Executive Officer	Title:	Executive Vice President, Pfizer Global R&D And President, Worldwide Development

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.